LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease"), made, entered into, and effective on March 17, 2006, by and between FRANK BANKO ("Landlord") and EMBASSY BANK FOR THE LEHIGH VALLEY("Tenant").

WITNESSETH:

For and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	BASIC DATA SUMMARY

The following is a summary of some of the basic data set forth elsewhere in this Lease. This summary is intended to serve as a compilation of data for reference purposes only and in the event of any conflict between the terms of this summary and the remaining provisions of this Lease, the remaining provisions of this Lease shall control; notwithstanding the foregoing, capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section.

Leased Premises:

The first floor of the building at the corner of 9th Avenue and West Broad Street, commonly known as 925 West Broad Street, Bethlehem, Pennsylvania, such first floor consisting as of the date of this Lease, of approximately 2,588 square feet of space. The leased premises shall also include, when constructed, a "drive through" consisting of an additional 330 square feet (the "Premises").

Landlord:	Frank Banko

Landlord's Address:	950 N. West End Boulevard Quakertown, PA 18951

Tenant:	Embassy Bank For the Lehigh Valley

Tenant's Address:	100 Gateway Drive, Suite 100 Bethlehem, PA 18017

Tenant's Trade Name:	Embassy Bank

Use of the Premises:	Banking offices including drive through

Term of Lease:	Five (5) years, subject to renewal options as set forth below

Commencement Date:	The date the Premises are delivered to Tenant for occupancy estimated to be March 31, 2006

Minimum Rental:

$45,000.00 per annum for the initial five-year term and the first five-year renewal term, payable in monthly installments of $3,750.00 per month ($15.42 per square foot per year), with increases thereafter during the remaining renewal terms as set forth in Article IV below.

Leasehold Improvements:	None to be paid or reimbursed by Landlord. All leasehold improvements, including the cost of construction of the drive through, shall be the responsibility of and at the cost of Tenant

Security Deposit:	None.

Tenant Expenses:

Tenant shall pay one-half of all real estate taxes, water, sewer, garbage collection, snow removal and landscaping costs relating to the building. Tenant shall pay for all electric service to the Premises, which shall be separately metered. Tenant shall also maintain liability insurance for an amount not less than $3,000,000.00, naming Landlord as an additional insured and shall be responsible for all interior maintenance of the Premises, including replacing any broken windows.

Renewal Options:

Tenant shall have four renewal options of five (5) years each and a final renewal option of four (4) years, eleven months. Such renewal options must be exercised in writing at least one hundred eighty (180) days prior to the end of the preceding term.

1.2	LEASE YEAR

The first year of this Lease Agreement shall commence on the Commencement Date. Each successive lease year shall commence on the same date of each year thereafter during the term of the lease and any renewal terms.

ARTICLE II

DEMISE OF PREMISES AND IMPROVEMENTS

Landlord hereby leases and demises to Tenant and Tenant hereby leases and takes from landlord the Premises upon the terms, conditions, covenants and provisions set forth herein. Landlord and Tenant hereby acknowledge and agree mat the rentable square footage of the Premises as of the date of this Lease is 2,588 square feet, not including the 330 square foot drive through to be constructed.

2.1	CONDITION OF PREMISES

Tenant hereby accepts the Premises in its "AS IS" condition. Tenant acknowledges that, except for the environmental representation set forth in paragraph 11.7 below, Landlord has made no representations or warranties whatsoever regarding the condition of the Premises or its suitability for use by Tenant.

ARTICLE III

TERM - OBLIGATION TO PAY RENT - TERMINATION

3.1	TERM

This Lease Agreement shall be binding upon the parties from the date hereof, it being understood and agreed that the term of this Lease shall commence on the first day of the first lease year and shall continue, unless sooner terminated as provided herein, for a period of five (5) lease years thereafter.

Tenant shall have four (4) renewal options of five (5) years each and a fifth and final renewal option of four (4) years, eleven (11) months. Such renewal options must be exercised in writing by Tenant at least one hundred eighty (180) days prior to the end of the preceding term.

3.2	TENANT'S OBLIGATION TO PAY RENT

Tenant's obligation to pay rent and all other charges set forth in Article IV hereof shall commence on the "Commencement Date". In the event any of the conditions set forth in Paragraph 13.1 below are not satisfied, and Tenant gives Landlord written notice of termination within the 120-day period, Tenant's obligation to pay rent and other charges shall cease, but Landlord shall be entitled to retain all rent and other charges paid by Tenant to Landlord to that date.

3.3	ESTOPPEL AGREEMENTS

Tenant agrees that from time to time at reasonable intervals (but not more than three (3) times in any one (1) lease Year), within fifteen (15) days after written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord, or to such other party as may be designated by Landlord in its reasonable discretion, a certificate stating that to the best of Tenant's knowledge (i) this Lease is in full force and effect and has not been modified, supplemented or amended in any way, except as indicated in such certificate; (ii) all conditions and agreements under this Lease to be performed by Landlord have been satisfied or performed, except as set forth in said certificate; (iii) there are no existing defenses or offsets, except as indicated in said certificate; (iv) Tenant has not paid any rental in advance, except as indicated in said certificate; (v) Tenant is not in default in the payment of rent or any of the other obligations required of Tenant under this Lease; (v) Tenant has paid minimum rentals as of the date set forth in the certificate; and (vii) other reasonable matters as may be requested by Landlord or its designee. Landlord agrees that from time to time at reasonable intervals (but not more than three (3) times in any one (1) lease year), within fifteen (15) days after written request by Tenant, Landlord will execute, acknowledge and deliver to Tenant, or to such other party as may be designated by Tenant in its reasonable discretion, a certificate stating that to the best of Landlord's knowledge (1) this Lease is in full force and effect and has not been modified, supplemented or amended in any way, except as indicated in such certificate; (b) all conditions and agreements under this Lease to be performed by Landlord have been satisfied or performed, except as set forth certificate; (c) there are no existing defenses or offsets, except as indicated in said certificate; (d) Tenant has not paid any rental in advance, except as indicated in said certificate; (e)Tenant is not in default in the payment of rent or any of the other obligations required of Tenant under this Lease; (f) Tenant has paid minimum rentals as of the date set forth in the certificate; and (g) other reasonable matters as may be requested by Tenant or its designee.

ARTICLE IV

TENANT PAYMENTS

4.1	MINIMUM RENT

Tenant covenants and agrees to pay Landlord as Minimum Rent for the Premises, without demand, deduction, abatement, or setoff, except as specifically provided herein, the minimum rental as set forth in Article I above. The minimum rent shall increase to $15.75 per square foot per year in the eleventh lease year, to $16.25 per square foot in the sixteenth lease year, to $16.75 per square foot in the twenty-first lease year and to $17.25 per square foot in the twenty sixth lease year.

Minimum Rent shall be payable in advance on the first day of each full calendar month for which rental is due hereunder. Tenant shall be allowed a ten-day grace period for the payment of rent after the first day of each month before Tenant shall be in default for non-payment.

Any Minimum Rent due for a portion of a month at the beginning or end of the lease shall be pro-rated based on the number of days in such month.

4.2	TAXES

Tenant agrees to pay one-half of all ad valorem real property taxes and assessments of every kind and nature assessed against the land and building which contains the Premises within ten (10) days of receipt of an invoice therefor from Landlord, which invoice shall be accompanied by documentation of Landlord's payment of the ad valorem property taxes and/or other assessments with respect to the Premises for which Landlord seeks reimbursement

4.3	FIRE AND CASUALTY INSURANCE ON TENANT IMPROVEMENTS

Tenant will maintain such fire and casualty insurance coverages on its improvements made to the Premises as is reasonable for commercial properties of the size, character and nature of the Premises in an amount equal to the full replacement cost of such improvements naming Landlord and Tenant as insureds as their interests may appear. Tenant shall provide evidence of such insurance to Landlord at the commencement of the lease term and on an annual basis thereafter. Landlord shall maintain fire and casualty insurance on the building of which the Premises are a part, in an amount equal to the full replacement cost thereof and as is reasonable for commercial properties of the size, nature and character of the building.

4.4	UTILITIES

Tenant shall immediately reimburse Landlord upon presentation of invoices therefore for one-half of all charges for any and all services to the Premises during the term of the lease for water, sewer, garbage collection, ice and snow removal and exterior landscape services. Tenant shall pay for its own use of all electricity, which shall be separately metered.

4.5	LATE PAYMENTS

In the event Tenant shall fail to pay rent or other charges within ten (10) days after the date when due, then such sums shall bear interest at the highest contract rate permitted under the laws of the Commonwealth of Pennsylvania in any event not to exceed twelve (12%) percent per annum, calculated from the date due. Such interest shall be considered additional rent under the provisions hereof, the non-payment of which shall be considered a default on the part of Tenant and shall entitle Landlord to exercise all of its rights and privileges hereunder.

ARTICLE V

TENANT'S USE OF PREMISES AND REGULATIONS RELATED THERETO

5.1	USE CLAUSE - REGULATIONS

Tenant shall not use the Premises or any part thereof for any purposes other than banking offices including a drive through, notwithstanding any of the foregoing to the contrary, Landlord shall not unreasonably withhold or delay its consent to any request by Tenant to use the Premises for any other purpose, provided that, such purpose shall not be considered to be a noxious or offensive use and shall be in compliance with applicable zoning and other laws. In addition to the foregoing, Tenant shall:

(a)	Keep the interior and exterior of the Premises and all glass, doors and windows of the Premises clean.

(b)	Replace promptly at Tenant's expense, with glass of a like kind and quality, any plate glass or window glass of the Premises, which may become cracked or broken.

(c)	Maintain the Premises at Tenant's expense in a clean, orderly and sanitary condition free of offensive odors from garbage, spoilage or the like, insects, rodents, vermin and other pests.

(d)	Keep rubbish, garbage, trash and other refuse in proper containers in the interior of the Premises. Tenant shall place its refuse for collection in a space designated by Landlord.

(e)

Comply with all laws, ordinances and rules and regulations of the United States, Commonwealth of Pennsylvania, and County of Northampton or any agencies thereof to the extent the same relate to Tenant's use of the Premises, and further to comply with all recommendations of any public or private agency having authority over insurance rates with respect to Tenant's use of the Premises.

5.2	ALTERATIONS TO PREMISES BY TENANT

Tenant shall not alter the exterior of the Premises and/or signs, and shall not make any structural alterations, renovations or additions to the Premises or any part thereof without first obtaining Landlord's written approval of such alterations, which approval shall not be unreasonably withheld or delayed.

5.3	SIGNS AND DISPLAYS

Tenant shall have the right, at Tenant's expense, to install signs at the Premises, provided the design and location must (i) be approved by Landlord, in its discretion (not to be unreasonably withheld or delayed), and (ii) comply with all applicable local governmental regulations. Tenant shall have the right to have its name displayed on any existing exterior signs identifying tenants in the building.

5.4	LIENS AND OTHER

Any work performed by Tenant on the Premises shall be performed in good and workmanlike manner. Prior to the commencement of any such work by any contractor, subcontractor, laborer or materialman, Tenant shall furnish Landlord with copies of Stipulations vs. Liens signed by all such persons and provide evidence that the same have been duly recorded at the Northampton County Prothonotary's Office.

Should mechanics', materialmen's or other liens or claims thereof be filed against the Premises by reason of Tenant's acts or omissions or because of a claim against Tenant, Tenant shall use best efforts to cause the lien to be canceled and discharged of record by bond or otherwise within thirty (30) days after receipt of notice from Landlord. Should Tenant fail to cause such lien to be discharged or bonded within such time period, Tenant shall be in default hereunder, and Landlord may exercise any or all remedies available to Landlord pursuant to this Lease, or in lieu thereof, Landlord may at its option, within the sixty (60) days next following Tenant's failure and upon prior written notice to Tenant, discharge the same by paying the amount claimed to be due, and Tenant shall pay as additional rent on demand the amount so paid and all reasonable costs and expenses incurred by Landlord including reasonable attorney's fees in processing such discharge.

Tenant shall secure at its expense any and all building permits and other governmental approvals necessary in connection with any of Tenant's improvements or alterations to the Premises.

5.5	INSPECTIONS BY LANDLORD

Tenant shall permit Landlord, its agents and employees to enter all parts of the Premises during business hours for the purpose of inspecting the same and enforcing and carrying out any provision hereof; provided, however, all inspections by Landlord other than in the case of an emergency, shall only be made after not less than twenty-four (24) hours written notice to Tenant and shall not unreasonably interfere with Tenant's operations at the Premises.

ARTICLE VI

REPAIRS AND MAINTENANCE

6.1	MAINTENANCE AND REPAIRS

All repairs to all electric, plumbing, and other mechanical systems including the heating, ventilating and air conditioning units and systems serving the Premises (such units and systems, the "HVAC"), shall be made by Landlord. Tenant shall maintain and repair as necessary the interior of the Premises, including interior plumbing and electric fixtures and light bulb replacement. Landlord shall keep the parking lot, steps and walkways of the building free from ice and snow and shall maintain the exterior landscaping. Tenant shall not overload the floor slab, electric wiring, or utilities serving the Premises or located within the Premises and shall install at Tenant's sole expense, after first obtaining Landlord's written approval, which shall not be unreasonably withheld or delayed, any additional electric wiring which may be required by applicable law in connection with Tenant's apparatus, equipment, or fixtures. Landlord shall be responsible for the maintenance of the roof, exterior walls and parking lot.

6.2	SURRENDER OF PREMISES IN PROPER REPAIR

Tenant shall surrender the Premises at the expiration of the term hereof or at such other time as Tenant may be required to vacate the Premises pursuant to the provisions hereof, broom clean, reasonable wear and tear and damage by fire or other casualty covered by the insurance provisions of this Lease, excepted, provided that Tenant shall not be required to surrender the installations, equipment and mechanical systems on or serving the Premises, including, without limitation, the HVAC, the roof, roof membrane, and roof covering in any particular repair or condition beyond the repair or condition of the same as of the date of this Lease. At the expiration or earlier termination of this Lease, Tenant shall not remove any structural alterations or structural improvements made to the Premises by Tenant, provided that Tenant shall have the right to remove, at its election all of its trade fixtures, movable equipment and furniture, ATM machines, security systems, signs, bank vaults and safety deposit boxes and Tenant shall be obligated to remove all of the same if requested to do so by Landlord. Tenant agrees to repair all damage to the Premises as a result of the removal of any of the foregoing items. Any such items that remain on the Premises after the expiration of the Lease shall be deemed to have been abandoned and shall become the property of Landlord.

ARTICLE VII

COMMON AREAS

7.1           Tenant, its customers and employees shall have the right to use, at no additional cost to Tenant, the 587 square feet common entrance area serving both floors of the building. Tenant shall have the right, at its expense, to improve the appearance of this area.

ARTICLE VIII

INSURANCE - INDEMNITY

8.1	TENANT LIABILITY INSURANCE

Tenant shall keep in force at Tenant's expense as long as this Lease remains in effect and during such other time as Tenant occupies the Premises or any part thereof, commercial general liability insurance for Tenant, Landlord and Landlord's mortgagee, if applicable, as their interests may appear covering the Premises, with companies qualified to do business in the Commonwealth of Pennsylvania in good standing therein and otherwise satisfactory to Landlord, in its reasonable discretion, with limits of (i) One Million and No/100 Dollars ($1,000,000.00), with respect to each occurrence, (ii) One Million and No/100 Dollars ($1,000,000.00) with respect to personal injury or death of a single person, and (iii) Three Million and No/100 Dollars ($3,000,000.00) general aggregate.  All insurance maintained by Tenant shall (a) be in form reasonably acceptable to Landlord, (b) name Landlord and Landlord's mortgagee, as an additional insured, and (c) contain an endorsement providing that such insurance may not be terminated or cancelled for any reason until after thirty (30) days written notice to Landlord, and, if requested by Landlord, to Landlord's mortgagee. All such insurance shall also contain a provision that no act or omission of Tenant will affect or limit the obligation of the insurer to pay on behalf of Landlord the amount of the loss sustained by, or claim made against, Landlord. Tenant shall in addition keep in force workers' compensation or similar insurance to the extent required by law. Tenant shall deposit the policy or policies of such insurance or a certificate of certificates thereof with Landlord no less than ten (10) days prior to the commencement of the term hereof. Should Tenant fail to carry or keep in force such insurance, Landlord may, upon prior written notice to Tenant, cause such insurance to be issued and in such event Tenant agrees to pay as additional rental hereunder any reasonable premium for such insurance promptly upon Landlord's written demand therefor.

8.2	TENANT INDEMNITY

Tenant covenants, at its expense, at all times during the term hereof to defend and save Landlord, its agents, employees and contractors, harmless and indemnified from all injury, cost, liability, loss, claims, actions, expenses or damages (including, without limitation, attorney's fees) to any person or property, arising from, related to, or in any way connected with the use or occupancy of the Premises or the conduct or operation of Tenant's business, unless such injury, loss, claims, or damage are attributable to the gross negligence or intentional misconduct of Landlord, its agents or employees. Landlord and its agents and employees shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant's business or damage to person or property sustained by Tenant or any other party claiming through Tenant resulting from any accident or occurrence (unless caused by or resulting from the gross negligence or intentional misconduct of Landlord) in or upon the Premises. All personal property belonging to Tenant or any other person in the Premises shall be there at the sole risk of Tenant or such other person, and neither Landlord, its agents nor employees shall be liable for any damage to, theft of misappropriation of such property, unless said employees of Landlord engage in willful misconduct or gross negligence.

8.3	DELETED

8.4	DAMAGE OR DESTRUCTION

In the event the Premises shall be damaged due to fire, the elements, unavoidable accident or other casualty, Landlord shall provide Tenant with an estimate of the time period required to repair or restore the Premises and shall then cause the damage to the Premises (not including Tenant's betterments or improvements) to be repaired or restored with due diligence to substantially the same condition as existed immediately prior to such damage, and this Lease shall continue in full force and effect, subject to any abatement rights of Tenant provided herein; provided, however, that Landlord shall not be required to expend in such repair more than the proceeds of insurance recovered or recoverable with respect to such damage (i.e., the full replacement cost of the Premises). Tenant shall upon written notice from Landlord promptly restore, replace or repair Tenant's betterments and improvements to the Premises and other property items required to be insured by Tenant pursuant to Section 4.3 hereof.

If the cost of restoring the Premises (not including Tenant's betterments or improvements) to their condition prior to damage shall exceed the amount recoverable in any insurance policies carried by Landlord, or if the Premises are damaged by any casualty not insured against, Landlord, in the event Tenant elects (in writing) not to make such repairs, shall have the right to terminate this Lease by giving Tenant written notice of its election to do so within thirty (30) days after the date on which the damage occurs, whereupon this Lease shall terminate as of the date on which the damage occurred and all rent payable hereunder shall be equitably adjusted as of said date. In the event Landlord fails to give such notice, this Lease shall continue, and Landlord shall cause the Premises (not including Tenant's betterments and improvements) to be repaired and restored with due diligence to substantially the same condition as existed immediately prior to such damage, and Tenant shall promptly restore, replace or repair Tenant's betterments and improvements to the Premises and other property items required to be insured by Tenant pursuant to Section 4.3 hereof.

If Tenant is unable to reasonably occupy the premises following a casualty, as long as the damage to the premises was not caused by the Tenant's gross negligence or willful misconduct, the Tenant's obligation to pay rent under this Lease shall abate during the period Tenant is unable to conduct its business on the Premises.

ARTICLE IX

TRANSFER OF TENANT'S INTEREST

9.1	ASSIGNMENT AND SUBLETTING

Tenant shall not sublet the Premises in whole or in part or sell, assign, lien, encumber, or in any manner transfer this Lease or assign or delegate the management or permit the use of the Premises or any part thereof by anyone other than Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided the Tenant is not in default under the terms of this Lease Agreement. Landlord and Tenant acknowledge and agree that the foregoing provisions have been freely negotiated by the parties hereto and that Landlord would not have entered into this Lease without Tenant's consent to the terms of this Section 9.1. No assignment, transfer, mortgage, sublease or other encumbrance by Tenant and no indulgence granted by Landlord to any assignee or subtenant, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's approval in any other case.

ARTICLE X

DEFAULT BY TENANT AND REMEDIES OF LANDLORD

10.1	REMEDIES CUMULATIVE - EFFECT OF WAIVER

The following occurrences are "Events of Default":

(a)

Tenant defaults in the due and punctual payment of rent, and the default continues for ten (10) days after mailing of written notice of the default; provided however. Tenant shall be entitled to only three (3) notices per calendar year and thereafter Tenant shall be in default for failure to pay rent without the necessity of written notice from Landlord; without the necessity of written notice from Landlord;

(b)

Tenant vacates or abandons the Premises, provided that Tenant is not obligated to continuously operate its business at the Premises so long as Tenant continues to pay any and all rent due and payable hereunder.

(c)

This Lease of the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subjected to any attachment by any creditor of Tenant or claimant against Tenant, and the attachment is not discharged within sixty (60) days after its levy;

(d)

Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or is dissolved, or makes an assignment for the benefit of creditors;

(e)

Involuntary proceedings under any bankruptcy laws or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of Tenant's property, and the proceeding is not dismissed or the receivership or trusteeship is not vacated within sixty (60) days after the institution or appointment;

(f)	Tenant fails to take possession of the Premises on the Commencement Date of the term; and

(g)

Tenant breaches any of the other agreements, terms, covenants, or conditions that this Lease requires Tenant to perform, and the breach continues for a period of thirty (30) days after written notice by Landlord to Tenant, or such further period of time in the event it is not feasible for Tenant to cure such failure within such thirty-day period, provided that, Tenant shall have begun to perform such covenant within such period and to diligently pursue the completion of the same within a reasonable time thereafter.

If any one or more events of default set forth in this paragraph occurs, then Landlord may, at its election, either:

(a)           Terminate this Lease by written notice to Tenant, whereupon Tenant's right to possession of the Premises will cease and the Lease will be terminated. In such case, Tenant shall be liable to Landlord for damages in an amount equal to the rent and other sums that would have been owing by Tenant under this Lease for the balance of the term if this Lease had not been terminated, all of which sums shall immediately be due and payable by Tenant. In addition, if this Lease is terminated, Landlord will be entitled to recover from Tenant: (i) all of the unpaid rent and other unpaid sums to the date of termination; and (ii) any other reasonable amount necessary to compensate Landlord for any expenses and costs proximately caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course would be likely to result from that failure. Provided, however, that Landlord agrees to take commercially reasonable steps to mitigate its damages by reletting the premises and in the event Landlord is successful in doing so, Tenant shall have a right of offset for such amounts as may be received by Landlord upon such reletting.

(b)           (1)           Re-enter and take possession of the Premises, without terminating the Lease, relet the Premises or any part of the Premises, either alone or in conjunction with other portions of the building of which the Premises are a part, in Landlord's or Tenant's name but for the account of Tenant, for such term or terms (which may be greater or less than the period that would otherwise have constituted the balance of the term of this Lease) and on such terms and conditions (which may include concessions of free rent, and the alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine. Landlord may collect and receive the rents for the Premises. Landlord will not be responsible or liable for any failure to re-let the Premises, or any part of the Premises, or for any failure to collect any rent due upon reletting, provided that Landlord shall be obligated to take commercially reasonable steps to mitigate its damages by reletting the Premises. No re-entry or taking possession of the Premises by Landlord will be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord under this Lease or under a forcible entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless the notice specifically says so. Landlord reserves the right following any re-entry or reletting, or both, to exercise its right to terminate this Lease by giving Tenant written notice, and, in that event, the Lease will terminate as specified in the notice.

(2)           If Landlord elects to take possession of the Premises according to this paragraph (b) without terminating the Lease, Tenant will pay Landlord the rent and other sums that would have been payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord's reasonable expenses incurred in connection with such reletting, including without limitation, all reasonable repossession costs, brokerage commissions, legal expenses, attorneys' fees, expenses of employees, alteration, remodeling, repair costs, and expenses of preparation for reletting. Tenant will pay such amounts to Landlord monthly on the days on which the rent and all other amounts owing under this Lease would have been payable if possession had not been retaken, and Landlord will be entitled to receive the rent and other amounts from Tenant on those days.

(c)           Suit or suits for the recovery of the rents and other amounts and damages set forth in this paragraph may be brought by Landlord, from time to time, at Landlord's election, and nothing in this Lease will be deemed to require Landlord to await the date on which the term of this Lease expires. Each right and remedy in this Lease will be cumulative and will be in addition to every other right or remedy in this Lease or existing at law or in equity or by statute or otherwise, including without limitation, suits for injunctive relief and specific performance.

10.2	NO LANDLORD LIEN

Landlord hereby waives any and all rights to any Landlord's lien provided by law or to seize or distrain against the property of Tenant in the absence of a Court Order of Judgment authorizing Landlord to do so.

ARTICLE XI

MISCELLANEOUS

11.1	BINDING

The covenants, conditions and agreements herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns of Tenant to whom the assignment by Tenant has been consented to by Landlord. Nothing contained in this Lease shall in any manner restrict Landlord's right to assign or encumber this Lease in its sole discretion, and it is further agreed, anything to the contrary herein contained notwithstanding, that in the event Landlord sells its interest in the Premises, Landlord shall be relieved of all further obligations hereunder (except obligations with respect to damages for which Landlord is liable hereunder) provided that the successor the Landlord expressly assumes such obligations.

11.2	SUBORDINATION AND NON-DISTURBANCE

Tenant agrees that this Lease is subordinate and subject to any bona fide mortgage, deed of trust, or any other hypothecation for security which has been or which hereafter may be placed upon the Premises or property of Landlord of which they are a part. This provision is self-operative and shall not require any further documentation to evidence or effectuate this subordination. Notwithstanding the foregoing, however, Tenant agrees to execute any documents which may be required or requested by Landlord to evidence such subordination. Provided that any such superior interest holder shall not disturb Tenant's possession of the Premises and rights under the Lease so long as Tenant is not in default hereunder beyond any applicable notice or cure period.

11.3	ATTORNMENT

Should Landlord assign this Lease or otherwise sell or transfer the Premises, Tenant shall be bound to said assignee or transferee under all the terms, covenants and conditions of this Lease for the balance of the term hereof remaining after such succession, and Tenant shall attorn to such succeeding party as its Landlord under this Lease promptly upon any such succession. Tenant agrees that should any party so succeeding to the interest of Landlord require a separate agreement of "Attornment Agreement", provided the same does not modify any of the provisions of this Lease, has no adverse effects upon Tenant's continued occupancy of the Premises, and provides that such assignee will not disturb Tenant's possession of the Premises and rights under the Lease (so long as Tenant is not in default beyond any applicable notice or cure period).

11.4	RECORDING

Tenant shall not record this Lease without Landlord's prior written consent. Any such recording at the election of Landlord, shall render this Lease null and void.

11.5	QUIET ENJOYMENT

Tenant shall, subject to the provisions this Lease and all matters of record on the date hereof, peaceably and quietly hold and enjoy the Premises during the term hereof and any renewal terms without hindrance or interruption by Landlord so long as Tenant performs and observes all of the terms, covenants, agreements and conditions to be performed and observed by Tenant hereunder and pays all sums due from Tenant for rent, additional rent or reimbursement for sums advanced by Landlord on Tenant's behalf in accordance with the provisions hereof.

11.6	EMINENT DOMAIN

If the whole or any part of the Premises shall be taken under the power of eminent domain, whether by condemnation or friendly acquisition, this Lease shall terminate as to the part so taken on the date Tenant is required to yield possession thereof to the condemning or acquiring authority and all rent payable hereunder shall be equitably adjusted as of such date. If such eminent domain materially, adversely affects Tenant's ability to conduct a banking business on the Premises, this Lease shall terminate as of the date Tenant is obligated to yield possession. Tenant shall have no right to any award or compensation in connection with any exercise of the power of eminent domain; provided, however, nothing contained herein shall prevent Tenant from claiming, proving and receiving awards for its losses, so long as such award does not diminish the amount of any award to Landlord.

11.7	ENVIRONMENTAL MATTERS

Tenant shall not cause or permit any of its employees, agents, contractor, subcontractors or any others occupying or present on the Premises to generate, manufacture, store, dispose or release on, about or under the Hazardous Material (as hereinafter defined) to be brought upon, kept, or used in or about the Premises by Tenant, its agents, employees, contractors or invitees. Tenant shall not discharge, leak, or emit, or permit to be discharged, leaked, or emitted, any material into the atmosphere, ground, sewer system, or any body of water, if that material (as is reasonably determined by the Landlord, or any governmental authority) does or may pollute or contaminate the same, or may adversely affect (a) the health, welfare, or safety of persons whether located in the Premises or elsewhere, or (b) the condition, use or enjoyment of the Premises or any other real or personal property. As used herein, the term "Hazardous Material" means (i) any "hazardous waste" as defined by the Resource Conservation and Recovery act of 1976, as amended from time to time, and the regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (iii) any oil, petroleum products, and their by-products; (iv) any substance that is or becomes regulated by any federal, state, or local governmental authority, and (v) include all hazardous and toxic substances, waste, materials, compounds, pollutants and contaminants (including without limitation, asbestos, polychlorinated biphenyls and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq., the Resource Conservation and Recover Act, 42 U.S.D. §6901, et seq., the Water Quality Act of 1987, 33 U.S.C. §1251, et seq., the Clean Air Act, 42 U.S.C. §7401, et seq., the Hazardous Substances Control Act of Pennsylvania, and any other federal, state, or local statute, ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter and hereinabove the "Environmental Laws")

Tenant further agrees that it will indemnify Landlord, its successors and assigns, and hold it harmless from and against any and all liabilities, damages, losses, costs and expenses, including reasonable attorney's fees incurred by Landlord, as a result of Hazardous Substances being brought upon, located on or removed from the Property by Tenant or as a result of violation of any of the Environmental Laws by Tenant.

Landlord represents that no portion of the Premises has been used to store, release, use, bury or deposit hazardous material during Landlord's ownership of the Premises and that to Landlord's knowledge, there are no underground storage tanks on the Premises.

11.8	ENTIRE AGREEMENT

This Lease and any Exhibits attached hereto, set forth the entire agreement between parties concerning the Premises and no subsequent agreement, amendment, change or addition to this Lease shall be binding upon either party unless reduced in writing and signed by each party.

11.9	ADDRESSES - NOTICES

Each provision of this instrument or of any applicable governmental laws, ordinances, regulations, or other requirements with reference to the sending, mailing, or delivery of any notice by Landlord to Tenant or with reference to these sending, mailing, or delivery of any notice or the Landlord to Tenant or with reference to these sending, mailing, or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

(a)           All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligations to pay rent and any other amounts to Landlord under the terms and of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord in immediately-available funds.

(b)           Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, return receipt requested, addressed to the parties hereto at the respective addresses set out below, or at other such addresses as they have heretofore specified by written notice delivered in accordance therewith.

Landlord:	Frank Banko 950 N. West End Boulevard Quakertown, PA 18951

With a copy in like manner to:
Tenant:	Embassy Bank For The Lehigh Valley 100 Gateway Drive, Suite 100 Bethlehem, PA 18017

With a copy in like manner to:	Jacobs & Jacobs 214 Bushkill Street Easton, PA 18042

11.10	RELATIONSHIP OF THE PARTIES

This Lease shall in no way create the relationship of partner or joint venturer between Landlord and Tenant.

11.11	GOVERNING LAW

The laws of the Commonwealth of Pennsylvania shall govern the interpretation, the validity, performance and enforcement of this Lease.

11.12	SEVERABILITY

In the event any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the full extent permitted by law.

11.13	TIME OF ESSENCE

Time is of the essence in this Lease.

ARTICLE XII

SECURITY DEPOSIT

DELETED.

ARTICLE XIII

ADDITIONAL CONDITIONS AND TERMS

13.1          All of Tenant's obligations under this Lease are conditioned upon Tenant obtaining banking regulatory approvals for the operation of a branch office at the site and obtaining all required zoning, planning, highway access, building permits and other necessary governmental approvals for the construction of a bank branch office, including drive thru, and signage. All of such due diligence and approvals shall be conducted within 120 days of the signing of this Lease and shall be diligently conducted and applied for by Tenant. In the event Tenant notifies Landlord within the 120-day period that any of such contingencies have not been satisfied, this Lease Agreement shall be null and void and neither party shall have any rights against the other.

13.2          Notwithstanding any other provisions contained in this Lease, in the event (a) Tenant or its successors or assignees shall become subject to a bankruptcy case pursuant to Title 11 of the U.S. Code or similar proceeding during the term of this Lease or (b) the depository institution then operating at the Leased Premises is closed, or is taken over by any depository institution supervisory authority (hereinafter referred to as the "Authority") during the term of this Lease, Landlord may, in either such event, terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority or pursuant to appropriate order of the Court with jurisdiction over such case or proceeding, or upon the expiration of the stated term of this Lease, provided that, in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Landlord for rent, damages or indemnity for injury, resulting from the termination, rejection or abandonment of the unexpired Lease shall by law in no event exceed all accrued and unpaid Minimum Rent and Additional Rent to the date of termination.

13.3          Tenant shall have the use of not less than six off-street parking spaces in the parking lot serving the building at no additional cost.

 IN WITNESS WHEREOF, the parties hereto have duly executed this instrument in quadruplicate, individually or through their authorized officers, agents or attorney-in-fact, as the case may be or required, with the intent to be legally bound hereby, causing their respective seals to be affixed hereto the day and year first above written.

LANDLORD:

/s/ Frank Banko	By	/s/ Frank Banko
Frank Banko

Attest:	TENANT:
EMBASSY BANK FOR THE LEHIGH VALLEY

	By	/s/ David M. Lobach Jr.
/s/ Judith A. Hunsicker		Name: David M. Lobach Jr.
Secretary		Title: CEO